Citigroup Inc.	June 25, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0104 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562

1,652,930 Trigger Step Performance Securities Linked to the S&P 500® Index due December 29, 2016

Overview
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The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc., which will rank on par with our other unsubordinated and unsecured obligations.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the S&P 500® Index (the “index”) from its initial index level to its final index level.

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The securities offer modified exposure to the performance of the index, with (i) a minimum positive return at maturity (the “step return”) if the index appreciates at all or remains unchanged from the initial index level to the final index level, (ii) 1-to-1 participation in any appreciation of the index in excess of the step return and (iii) contingent reduced market risk at maturity against a limited range of potential depreciation of the index, as described below. In exchange, investors in the securities must be willing to forgo any dividends that may be paid on the stocks that constitute the index. In addition, investors in the securities must be willing to accept full downside exposure to the index if the index depreciates by more than 20.00%. If the index depreciates by more than 20.00%, you will lose 1% of the stated principal amount of your securities for every 1% by which the final index level is less than the initial index level. You may lose some or all of your initial investment in the securities.

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In order to obtain the modified exposure to the index that the securities provide, investors must also be willing to accept (i) an investment that may have limited or no liquidity and (ii) the credit risk of Citigroup Inc. and the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Index:	S&P 500® Index (ticker symbol: “SPX”)
Aggregate stated principal amount:	$16,529,300
Stated principal amount:	$10.00 per security
Trade date:	June 25, 2013
Settlement date:	June 28, 2013
Final valuation date:	December 27, 2016, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	December 29, 2016
Payment at maturity:
 For each $10.00 security you hold at maturity:
▪ If the index return is zero or positive:
$10.00 + ($10.00 × the greater of (i) the step return and (ii) the index return)
▪ If the index return is negative and the final index level is greater than or equal to the trigger level:
$10.00
▪ If the final index level is less than the trigger level:
$10.00 + ($10.00 × the index return)
If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be less than -20%, and your payment at maturity will be less than $8.00 per security and could be zero.  You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

Initial index level:	1,588.03, the closing level of the index on the trade date
Final index level:	The closing level of the index on the final valuation date
Step return:	24.61%. You will receive the step return only if the index return is zero or positive.
Index return:	(1) the final index level minus the initial index level divided by (2) the initial index level
Trigger level:	1,270.42, 80.00% of the initial index level
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	173095431/ US1730954310
Agents:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, as lead agent, and UBS Financial Services Inc., as agent, each acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$10.000	$0.275	$9.725
Total:	$16,529,300.00	$454,555.75	$16,074,744.25
(1) On the date of this pricing supplement, the estimated value of the securities is $9.483 per security.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) CGMI, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $9.725 per security. UBS Financial Services Inc., acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS Financial Services Inc., all of such securities for $9.725 per security. UBS Financial Services Inc. will receive an underwriting discount of $0.275 per security for each security it sells. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-02 dated December 27, 2012                Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
1,652,930 Trigger Step Performance Securities Linked to the S&P 500® Index due December 29, 2016

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level.

Investors in the securities will not receive any dividends on the stocks that constitute the index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index” below.

Trigger Step Performance Securities Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.

June 2013	PS-2

Citigroup Inc.
1,652,930 Trigger Step Performance Securities Linked to the S&P 500® Index due December 29, 2016

Example 1—Upside Scenario A. The hypothetical final index level is 1,746.83 (a 10.00% increase from the initial index level), which is greater than the initial index level by less than the step return of 24.61%.

Payment at maturity per security	= $10.00 + ($10.00 × the greater of (i) the step return and (ii) the index return)
= $10.00 + ($10.00 × the greater of (i) 24.61% and (ii) 10.00%)
= $10.00 + $2.461
= $12.461

Because the hypothetical index return is positive and the step return of 24.61% is greater than the 10.00% return you would have received based on the performance of the index, your total return on the securities at maturity in this scenario would equal the step return of 24.61%.

Example 2—Upside Scenario B. The hypothetical final index level is 2,064.44 (a 30.00% increase from the initial index level), which is greater than the initial index level by more than the step return of 24.61%.

Payment at maturity per security	= $10.00 + ($10.00 × the greater of (i) the step return and (ii) the index return)
= $10.00 + ($10.00 × the greater of (i) 24.61% and (ii) 30.00%)
= $10.00 + $3.00
= $13.00

Because the hypothetical index return is positive and the 30.00% return based on the performance of the index is greater than the step return of 24.61%, your total return on the securities at maturity in this scenario would reflect 1-to-1 exposure to the positive performance of the index.

Example 3—Par Scenario. The hypothetical final index level is 1,349.83 (a 15.00% decrease from the initial index level), which is less than the initial index level but greater than the trigger level.

Payment at maturity per security	= $10.00

Because the hypothetical index return is negative but the hypothetical final index level did not decrease from the initial index level by more than 20.00%, your payment at maturity in this scenario would equal the $10.00 stated principal amount per security.

Example 4—Downside Scenario. The hypothetical final index level is 635.21 (a 60.00% decrease from the initial index level), which is less than the trigger level.

Payment at maturity per security	= $10.00 + ($10.00 × the index return)
= $10.00 + ($10.00 × -60.00%)
= $4.00

Because the hypothetical index return is negative and hypothetical final index level decreased from the initial index level by more than 20.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the index.  In this case, you would lose some or all of the stated principal amount of your securities in an amount proportionate to the full negative index return.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity.  Instead, your return on the securities is linked to the performance of the index and will depend on whether, and the extent to which, the index return is positive or negative.  If the final index level is less than the trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment in the securities.

▪
The reduced market risk offered by the securities is contingent, and you will have full downside exposure to the index if the final index level is less than the trigger level. If the final index level is below the trigger level, the contingent reduced market

June 2013	PS-3

Citigroup Inc.
1,652,930 Trigger Step Performance Securities Linked to the S&P 500® Index due December 29, 2016

risk with respect to a limited range of potential depreciation of the index offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. The securities will have full downside exposure to the decline of the index if the final index level is below the trigger level. As a result, you may lose your entire investment in the securities.

▪
The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index. As of June 25, 2013, the average dividend yield of the index was 2.15% per year. While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 7.53% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a passthrough of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪
Your payment at maturity depends on the closing level of the index on a single day. Because your payment at maturity depends on the closing level of the index solely on the final valuation date, you are subject to the risk that the closing level of the index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the index, you might have achieved better returns.

▪
The securities are subject to the credit risk of Citigroup Inc.  Any payment on the securities will be made by Citigroup Inc. and therefore is subject to the credit risk of Citigroup Inc.  If we default on our obligations under the securities, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price.  The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the index, dividend yields on the stocks that constitute the index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate.  The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our

June 2013	PS-4

Citigroup Inc.
1,652,930 Trigger Step Performance Securities Linked to the S&P 500® Index due December 29, 2016

secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.  Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, dividend yields on the stocks that constitute the index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

▪
Our affiliates, or UBS Financial Services Inc. or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such research, opinions or recommendations could affect the level of the index and the value of the securities.  Our affiliates, and UBS Financial Services Inc. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS Financial Services Inc. or its affiliates may not be consistent with each other and may be modified from time to time without notice.  These and other activities of our affiliates or UBS Financial Services Inc. or its affiliates may adversely affect the level of the index and may have a negative impact on your interests as a holder of the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the index to which the securities are linked.

▪
Trading and other transactions by our affiliates, or by UBS Financial Services Inc. or its affiliates, in the equity and equity derivative markets may impair the value of the securities.  We have hedged our exposure under the securities by entering into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, with affiliated or unaffiliated counterparties.  Such trading and hedging activities may affect the level of the index and make it less likely that you will receive a return on your investment in the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS Financial Services Inc. and its affiliates may also engage in trading in instruments linked to the index on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Our affiliates or UBS Financial Services Inc. or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the index. By introducing competing products into the marketplace in this manner, our affiliates or UBS Financial Services Inc. or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

▪
Our affiliates, or UBS Financial Services Inc. or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities.  Our affiliates or UBS Financial Services Inc. or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates or UBS Financial Services Inc. or its affiliates may acquire non-public information about those issuers, which they will not disclose to you.  Moreover, if any of our affiliates or UBS Financial Services Inc. or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the index, CGMI, as calculation agent, may be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Adjustments to the index may affect the value of your securities. S&P Dow Jones Indices LLC (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the

June 2013	PS-5

Citigroup Inc.
1,652,930 Trigger Step Performance Securities Linked to the S&P 500® Index due December 29, 2016

index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets.  It is calculated and maintained by S&P Dow Jones Indices LLC.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the index, including certain risks that are associated with an investment linked to the index.

Historical Information

The closing level of the index on June 25, 2013 was 1,588.03.

The graph below shows the closing levels of the index for each day such level was available from January 2, 2008 to June 25, 2013.  We obtained the closing levels and other information below from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2008 to June 25, 2013

June 2013	PS-6

Citigroup Inc.
1,652,930 Trigger Step Performance Securities Linked to the S&P 500® Index due December 29, 2016

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the securities set forth on the cover page of this pricing supplement for $9.725 per security. UBS Financial Services Inc., acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS Financial Services Inc., all of such securities for $9.725 per security. UBS Financial Services Inc. will receive an underwriting discount of $0.275 per security for each security it sells.  The underwriting discount will be received by UBS Financial Services Inc. and its financial advisors collectively. If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other affiliates may profit from such hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the index and, therefore, the

June 2013	PS-7

Citigroup Inc.
1,652,930 Trigger Step Performance Securities Linked to the S&P 500® Index due December 29, 2016

value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately nine months following issuance of the securities, the price at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero over the nine-month temporary adjustment period.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities, nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

June 2013	PS-8

Citigroup Inc.
1,652,930 Trigger Step Performance Securities Linked to the S&P 500® Index due December 29, 2016

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2013	PS-9